Exhibit 10.11.1
December 4, 2024

Rachana Kumar
[Delivered via DocuSign]
Dear Rachana:
This letter dated December 4, 2024 (the “Separation Agreement”) confirms the agreement between you and Etsy, Inc. (the “Company”) regarding the transition of your duties and responsibilities at the Company.
1.Last Day in Role. Your last day of work as the Chief Technology Officer will be December 31, 2024 (the “Last Day”). Until your Last Day you will continue to serve as Chief Technology Officer and to support the Company’s efforts including to effect an orderly, smooth, and efficient transition of your duties and responsibilities to such individual(s) as the CEO may direct.
2.Advisory Period. Between your Last Day and June 30, 2025 (the “Separation Date”), you will serve as an advisor and support the Company’s efforts to effect an orderly, smooth, and efficient transition of your duties and responsibilities to such individual(s) as the CEO may direct (“Advisory Period”). As an advisor, you will be available, upon reasonable notice, to consult with the CEO, Board, and/or (interim) CTO(s) on initiatives currently underway, initiated during the Advisory Period, and/or contemplated following the Separation Date. Without limitation, such consultation will take the form of (i) regular engagement with the CEO, at mutually convenient times and for a duration to be determined by the CEO, regarding the Company’s engineering programs and activities; and (ii) cooperation in the effort to effect an orderly, smooth, and efficient transition of your duties and responsibilities to such individual(s) as the CEO or the Board may direct.
You agree that, during the Advisory Period, you will perform only such duties and responsibilities as are consistent with this paragraph and as assigned to you by the CEO and/or the Board. You further agree that you will perform such duties in a professional manner and in the best interests of the Company.
3.Advisory Period Benefits. As an inducement for you to continue your employment with the Company through the end of the Advisory Period; in exchange for your signing this Agreement and not revoking your acceptance of this Agreement; and subject to your compliance with your obligations under this Agreement (including Section 2, above), the Company will provide you with the following benefits:

a.Base Salary. Continuation of your employment through the Separation Date, during which your base salary of $475,000 annualized shall be paid to you in accordance with the Company’s normal payroll practices;
b.Health Coverage. Continuation of your current health coverage under the Company’s plans through the Separation Date;
c.2024 Bonus. Your cash bonus award representing the amount you earned under the Management Cash Incentive Plan for 2024. For the 2024 performance year, such bonus, if any, shall be paid at the same time as 2024 bonuses, if any, are paid to active employees who are participants in the Management Cash Incentive Plan, but in no event later than March 15, 2025;
d.Equity Grants. Your stock options, restricted stock units and performance stock units will vest through the Separation Date in accordance with the terms and conditions of the applicable equity plan(s) and award agreement(s) pursuant to which they were granted. Any stock options, restricted stock units and performance stock units that are unvested as of the Separation Date will be treated in accordance with those plan(s) and agreement(s). The award agreement(s) between you and the Company evidencing your equity awards pursuant to Etsy, Inc. 2015 Equity Incentive Plan will remain in full force and effect and you agree to remain bound by them. You also acknowledge and agree that you will remain bound by the terms of the Company’s Insider Trading Policy;
e.No other entitlements through the end of the Advisory Period. Except for your salary through the Separation Date, any accrued but unused vacation days that you wish to take through the Separation Date, reimbursement of expenses you incur prior to the Separation Date, and your entitlement to benefits under any Company benefit, stock, equity, and long-term incentive plan which are vested, and any other payments or benefits required to be paid or provided by law (“Accrued Benefits”), you agree that you will not be entitled to any additional compensation from the Company, including any salary, bonus or incentive compensation, leave, severance or separation pay, or other remuneration or benefits of any kind, other than as set forth in this Agreement or in a subsequent written agreement between you and the Company.
f.Resignation prior to the Separation Date. Notwithstanding anything to the contrary contained in this Agreement, you may resign from your advisory role with the Company at any time prior to June 30, 2025, in which event the date of your resignation shall be deemed to be the “Separation Date” for all purposes hereunder and you will be entitled to Accrued Benefits through the applicable resignation date, as well as the benefits set forth in Section 4 hereof, subject to the conditions set forth therein.
4.Separation Benefits. In connection with the cessation of your employment with Etsy after your Separation Date, and in exchange for your signing this Agreement and not revoking your acceptance of this Agreement; and subject to your compliance with your obligations under this Agreement, the Company will provide you with the following benefits:
a.Severance Payment. Consistent with the terms of the Etsy Executive Severance Plan, a severance payment to you of twelve (12) months of your current salary, less all applicable withholding taxes, shall be paid to you in equal installments on the Company’s regular payroll dates starting as of the Separation Date and subject to the 409A provision below;
b.COBRA. Reimbursement of COBRA coverage for you and your family for up to twelve (12) months beginning with the first month after the month in which the Separation Date falls;
c.Vesting of Performance Stock Units (“PSUs”). You will be treated as having experienced a Qualifying Termination for the purpose of vesting of any of your PSUs that are outstanding as of the Separation Date in accordance with the terms of the Etsy, Inc. 2015 Equity Incentive Plan Notice of Performance Stock Unit Awards. The PSUs, to the extent earned, will be nonforfeitable as of the Separation Date. The number of PSUs that are earned in accordance with the terms of the PSU award agreements will be determined by the Compensation Committee in the ordinary course, and the resulting shares will be issued to you as soon as reasonably practicable thereafter, which we expect to be within four weeks of the Committee’s determination.
d.Pro Rata 2025 Bonus. Your pro rata cash bonus award for 2025, if applicable, subject to the terms of the Executive Severance Plan. For the 2025 performance year, such bonus, if any, shall be paid in accordance with the Executive Severance Plan, which stipulates that such bonus shall be paid out when employee bonuses, if any, are paid for the 2025 performance year, no later than March 15, 2026.
e.Sabbatical. Etsy shall pay you a sabbatical payment in the gross amount of $118,750.00, equal to three (3) months of your base salary, in consideration for your ten (10) year tenure sabbatical, for which you are currently eligible (the “Sabbatical Payment”). The Sabbatical Payment shall be paid to you, less applicable taxes and withholdings, in equal installments over a twelve month period, consistent with Etsy’s normal payroll practices, and intended to coincide with the installments of the severance payment described in Section 4(a);

f.KPMG support through tax year 2025 and audit support. Consistent with the tax services Etsy offered to you during your Secondment, Etsy will continue to offer you services through KPMG on similar terms as those in effect during your Secondment (“Tax Services”). These Tax Services are being provided to you at Etsy’s cost for tax year 2025. Etsy shall also reimburse you for tax services provided by KPMG in connection with any audit you may face related to taxes paid or your tax equalisation status during your Secondment to Mexico, your return therefrom, or related issues through the applicable statutes of limitations periods.
5.Release of All Claims. In consideration for receiving the transition benefits described in this Agreement, and to the fullest extent permitted by applicable law, you hereby waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, claims for attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the New York State Human Rights Law, the New York Labor Law, and the New York City Human Rights Law; claims under any and all other federal, state, and local statutes, regulations, and laws of any type; and claims for any compensation or benefits not specifically referenced in this Agreement, including claims under any Company incentive plan, bonus plan, or severance plan). Execution of this Agreement does not bar (i) any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement, (ii) any rights you may already have to be indemnified and/or advanced or reimbursed expenses pursuant to any corporate document of the Company or its affiliates or applicable law, including the Indemnification Agreement effective as of May 3, 2022, or your right to be covered under any applicable directors’ and officers’ liability insurance policies, (iii) any rights to the transition benefits set forth in this Agreement, and (iv) any rights to vested equity awards and any rights under any benefit plans of the Company under which you have a vested benefit and for which amounts are payable after the Separation Date. To the extent permissible under applicable laws cited under this Section, and except in the unlikely case of later revealed fraud or other malfeasance, Etsy likewise waives and releases any claims it may have or have had as of the Effective Date of this Agreement against you.

6.No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.
7.Other Agreements. You will remain bound by the terms and provisions of the Confidentiality and Proprietary Inventions Agreement (“CPIA”) with the Company you signed on June 23, 2014. In addition, you will remain eligible for certain benefits under the Etsy, Inc. Executive Severance Plan (“Severance Plan”) in the event that the Company experiences a Change in Control (as defined in the Severance Plan).
Except as expressly provided in this Agreement, this Agreement renders null and void all prior agreements between you and the Company and constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.
8.Company Property. You represent that on or before the Separation Date, you will return to the Company all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company.
9.Confidentiality of Agreement. You agree that, until such time as this Agreement is disclosed publicly by the Company, you will not disclose to others the existence or terms of this Agreement, except that you may disclose such information to your attorney, or financial advisors (provided such individuals agree that they will not disclose to others the existence or terms of this Agreement.)
10.No Disparagement. You agree that you will not make any disparaging statements (orally or in writing) about the Company or its products, services, strategy, legal or business practices, past venture capital investors, known institutional investors, or current or past (as of the date of this Agreement) directors, officers, and known employees who served during your tenure at Etsy. The Company will instruct current members of the Etsy Executive Team and Board to refrain from making any disparaging statements about you.
11.Cooperation. You agree that you will provide reasonable cooperation with and assistance to the Company in connection with the defense or prosecution of any claim that may be made against or by the Company, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings are related to services performed or required to be performed by you, knowledge possessed by you, or any act or omission by you. The Company will reimburse you for reasonable related expenses in connection with such cooperation.

12.Preservation of Rights. Nothing in Sections 5, 9, 10, or 11 above, or otherwise in this Agreement, shall be construed to prevent you from (a) reporting violations of United States or other law or regulations to or (b) participating in an investigation conducted by, or providing truthful information to any government, regulatory, or self-regulatory agency in accordance with law, including but not limited to the Department of Justice, the Securities and Exchange Commission (“SEC”), the U.S. Equal Employment Opportunity Commission (“EEOC”), the Congress, and any agency Inspector General, or from making other disclosures that are protected under the whistleblower or other provisions of any applicable United States or other law or regulation. You do not need the prior authorization of the Company to make any such reports or disclosures and you are not required to notify the Company that you have made such reports or disclosures. Nevertheless, you acknowledge that you cannot recover any monetary benefit, damages, or equitable relief with respect to any of the claims released and waived in this Agreement through or from any charge filed by you with a fair employment practices agency such as the EEOC or any action commenced by a third party. However, nothing in this Agreement prevents you from obtaining a monetary award from the SEC.
13.Indemnification. The Indemnification Agreement effective as of May 3, 2022 shall remain in effect in accordance with its terms.
14.Taxes. All payments under this Agreement will be subject to all deductions required by law, including applicable taxes and withholdings. In accordance with its normal payroll practices, the Company will mail to your home address in the Company’s records any tax reporting forms it prepares in accordance with any payments made to you, at such time as those forms are prepared and/or filed. You will be solely responsible and liable for any taxes owed on any payments or benefits made or provided to you under this Agreement, except for taxes the Company believes it has an obligation to withhold from any such payments or benefits.
15.Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with Code Section 409A.
16.Legal Fees. Etsy agrees to reimburse you for reasonable legal fees associated with the review of this Agreement, up to a maximum gross amount of $10,000.00 upon receipt of an invoice and a Form W-9.
17.Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.
18.Choice of Law. This Agreement will be construed and interpreted in accordance with the laws of the State of New York (other than their choice-of-law provisions).
19.Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.
20.Consideration and Revocation. You agree by your signature below that you had, and that the Company gave you, at least twenty-one (21) days to review and consider this Agreement before signing it, and that such period was sufficient for you to fully and completely consider all of its terms. The Company hereby advises you to discuss this Agreement with your own attorney (at your own expense) during this period if you wish to do so. You may accept this Agreement by delivering a copy of the Agreement signed by you to me within twenty-one (21) days from the day you receive the Agreement. You may revoke your acceptance of the Agreement for a period of seven (7) days after signing the Agreement by delivering written notification to me within that seven-day period. If you do not revoke your acceptance of the Agreement, it will be effective on the eighth (8th) day after you sign it (“Effective Date”). If you revoke your acceptance of this Agreement, you will not be entitled to the benefits listed in Section 5, above. You agree that you have carefully read this Agreement, fully understand what it means, and are entering into it voluntarily.
21.Assignment. The Company may assign its rights, interests and obligations to any affiliate or to any other third party which acquires all or substantially all of the stock or assets of the Company; provided that such assignment shall not release the Company from its obligations under this Agreement and provided, further, that the assignee assumes all of the obligations of the Company under this Agreement. This Agreement may not be assigned by you otherwise than by will or the laws of descent and distribution. Subject to the foregoing, this Agreement shall inure to the benefit of the parties and their permitted successors, assigns, heirs, executors and administrators.
Please indicate your agreement with the above terms by signing below.
Very truly yours,
/s/ Josh Silverman
Josh Silverman
CEO & President
Etsy, Inc.

I agree to the terms of this Agreement.
/s/ Rachana Kumar
Dated: 12/4/2024

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